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                                                                      EXHIBIT 12

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                                                         Years ended September 30
                                                                 ----------------------------------------
                                                                 2003     2002     2001     2000     1999
                                                                 ----     ----     ----     ----     ----
Earnings:
   Pre-tax income from continuing operations                     $ 94     $134     $150     $157     $113
   Distributed income of affiliated companies                       3        3       11        8       19
   Add fixed charges:
      Interest on indebtedness                                     28       28       32       33       39
      Portion of rents representative of the interest factor        4        4        4        4        5
      Preferred stock dividend                                      3        3        3        3        3
                                                                 ----     ----     ----     ----     ----
Income as adjusted                                               $132     $172     $200     $205     $179
                                                                 ====     ====     ====     ====     ====
Fixed charges:
   Interest on indebtedness                                      $ 28     $ 28     $ 32     $ 33     $ 39
   Capitalized interest                                            --        2        1       --       --
   Portion of rents representative of the interest factor           4        4        4        4        5
   Preferred stock dividend                                         3        3        3        3        3
                                                                 ----     ----     ----     ----     ----
Total fixed charges                                              $ 35     $ 37     $ 40     $ 40     $ 47
                                                                 ====     ====     ====     ====     ====
Ratio of earnings to fixed charges                                 4        5        5        5        4